Delisting Determination, The Nasdaq Stock Market, LLC, July 19, 2024, TRACON Pharmaceuticals, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of TRACON Pharmaceuticals, Inc., effective at the opening of the trading session on July 29, 2024. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(2).
The Company was notified of the Staff determination on December 6, 2023. On December 12, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On March 20, 2024, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On June 11, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company. The Company securities were suspended on June 28, 2024.
The Company appealed the Panel decision to the Listing Council pursuant to Listing Rule 5820.
On July 10, 2024, the Company withdrew its appeal to the Listing Council. The Staff determination to delist the Company securities became final on June 28, 2024.